UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 10, 2007

Pierre Foods, Inc.

(Exact name of Registrant as specified in its charter)

North Carolina	0-7277	56-0945643
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

9990 Princeton Road, Cincinnati, OH	45246
(Address of principal executive offices)	(Zip code)

513-874-8741

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement

On October 10, 2007, Pierre Foods, Inc. (the “Company” or “Pierre”) entered into Amendment No. 4 (“Amendment No. 4”) to its Credit Agreement dated as of June 30, 2004 among Pierre Merger Corp., Wachovia Bank, National Association, as administrative and collateral agent, Wachovia Capital Markets, LLC and Banc of America Securities LLC, as joint lead arrangers and book-running managers, and a syndicate of banks, financial institutions and other institutional lenders party thereto, as amended by Amendment No. 1 dated April 3, 2006, Amendment No. 2 dated August 21, 2006, and Amendment No. 3 dated December 11, 2006 (the “Credit Agreement”). Amendment No. 4 provides for the waiver of the Company’s noncompliance with the consolidated leverage ratio financial covenant in the Credit Agreement for the second quarter ended September 1, 2007. It also includes, among other things, a premium of 1.0% on any prepayments of the term loans under the Credit Agreement that are made during the one-year period following the date of Amendment No. 4 (other than optional prepayments made with excess cash flow) and certain restrictions, based upon the Company’s consolidated leverage ratio, on acquisitions and capital expenditures for the construction of new facilities. The interest rates on term loans under the Credit Agreement are increased by 1.75% at the Company’s current ratings. The interest rates on the term loans will decrease by .25% if the Company’s corporate family rating and corporate rating is greater than or equal to B2 and B from Moody’s and S&P, respectively. The interest rates for the revolving credit portion of the Credit Agreement are increased by 1.25%.

A copy of Amendment No. 4 is included as Exhibit 10.1 to this Report and is incorporated herein by reference. The description of the Amendment herein is qualified by reference to the text of Exhibit 10.1.

Item 9.01            Financial Statements and Exhibits

(d)           Exhibits

10.1                                             Amendment No. 4 and Waiver No. 2 to the Credit Agreement dated October 10, 2007 among Pierre Foods, Inc., the Lenders listed therein, Wachovia Bank, National Association, and Wachovia Bank, National Association, as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PIERRE FOODS, INC.

Date:	October 11, 2007	By:	/s/ Joseph W. Meyers
Joseph W. Meyers Chief Financial Officer